Exhibit 10.4(F)(3)

On December 4, 2001, the Board of Directors of Unocal Corporation approved the following two amendments to the 1991 Management Incentive Program:

1. Section 7(e) of the Revised Incentive Compensation Plan, as amended, is amended to read as follows:

“e. Nontransferability. A person’s rights and interests under the Plan, including amounts payable, may not be assigned, pledged, or transferred except, in the event of an employee’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

The above transfer restrictions shall not apply to transfers pursuant to a court order, including, but not limited to, any domestic relations orders.”

2. Section 10(e) of the Long-Term Incentive Plan of 1991, as amended, is amended to read as follows:

“(e) Nontransferability. A Holder’s rights and interests under the Plan, including amounts payable, may not be assigned, pledged, or transferred except, (i) in the event of an employee’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution, and (ii) the Committee may, in is discretion (and upon such terms as it deems appropriate), permit a Holder to transfer all or a portion of any Award to a family or individual trust, partnership or similar entity established by the Holder for estate or tax planning purposes.

The above transfer restrictions shall not apply to transfers pursuant to a court order, including, but not limited to, any domestic relations orders.”